DISCAS, INC. ANNOUNCES INTENT OF MERGE WITH
                       HARTFORD BASED FUTURAMIK INDUSTRIES


          WATERBURY, CT, July 23, 1998 -- Discas, Inc. (NASDAQ: DSCS) today announced signing a letter of intent to merge with privately held Futuramik Industries, Inc. of Hartford, Connecticut. Terms of the transaction were not disclosed.

          Futuramik, established in 1958, is a custom molder of thermoset and thermoplastic materials and an owner of molds utilized in the manufacturing of proprietary product lines. The company's manufacturing facility, located in Hartford, includes sixty machines involved in injection, transfer and compression molding. Futuramik's diversity of equipment and materials permits the company to serve a variety of markets including major manufacturers in the electrical, military, consumer and industrial sectors.

         Patrick A. DePaolo, Chairman and CEO of Discas, commented, "The combination of our companies will approximately double our current revenues, while creating the potential for many advantages, including substantial cost savings through manufacturing and operating efficiencies."

         Joseph J. Ramondetta, II, President of Futuramik, added, "We are pleased to be part of this consolidation which will result in a company that blends custom molding with proprietary product lines and the benefits of a recycling and materials distribution business."

         Discas, Inc. is headquartered in Waterbury, Connecticut and has production facilities in Connecticut and New Jersey. The Company is a vertically integrated producer of proprietary plastic and rubber compounds and fabricated commercial products using a variety of recycled and prime materials. The Company has extensive expertise in polymer technology, and has commercialized proprietary formulations used in the manufacturing of products in the footwear, aeronautic, military, automotive and consumer products sectors. Discas, using materials secured primarily from industrial waste streams, manufactures high quality compounds that are used by manufacturers in place of more expensive virgin plastics. The common stock and warrants of the Company are traded in the NASDAQ SmallCap Market under the symbols DSCS and DSCSW.

Contacts:    Ron Pettirossi, Chief Financial Officer, Discas      (203) 753-5147
             Mark N. Tyler, T.T. Communications                   (212) 962-3690